Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

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In a challenging environment, Westlake generated $109.5 million in cash flow from operating activities in the fourth quarter of 2008 with over $200 million in cash balances (including restricted cash). Westlake has no debt maturities until 2016 and no borrowings under its revolving credit facility.

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Reported a fourth quarter 2008 loss of $1.68 per share. Sharp drop in product prices due to the global recession precipitated an abrupt downturn in demand resulting in inventory destocking across customer supply chains during the fourth quarter.

WESTLAKE CHEMICAL REPORTS FOURTH QUARTER RESULTS

Houston, TX – February 18, 2009 – Westlake Chemical Corporation (NYSE: WLK) today reported a net loss of $109.6 million, or $1.68 per diluted share, on sales of $597.1 million for the fourth quarter of 2008. This compares to fourth quarter of 2007 net income of $18.8 million, or $0.29 per diluted share, on sales of $850.6 million. The fourth quarter of 2008 gross profit was negatively impacted by approximately $168.0 million (pre-tax) due to inventory losses and the expensing of unabsorbed fixed manufacturing costs related to a drop in operating rates. The global recession caused reduced demand, which in turn caused average industry prices for ethane and propane to fall over 50% in the fourth quarter of 2008, contributing to a fall in polyethylene and PVC resin prices by approximately 40% and 30%, respectively. As a result of utilizing the first in, first out (FIFO) method of inventory accounting and the rapid drop in feedstock costs and product prices in the fourth quarter of 2008, Westlake had high feedstock costs flowing through cost of sales in the fourth quarter of 2008, while the product sales prices were based on lower market sales prices due to the weakened demand for the products. This resulted in the significant inventory losses, inclusive of transportation and other distribution costs, in the fourth quarter. The fourth quarter of 2008 selling, general and administrative expenses were higher than the prior year period, primarily due to a $8.9 million increase in the allowance for doubtful accounts, which was directly related to the current economic conditions.

The $109.6 million loss in the fourth quarter of 2008 was a decrease of $137.0 million, or $2.10 per diluted share, from the net income of $27.4 million in the third quarter of 2008. Net sales decreased by $476.6 million in the fourth quarter from the $1,073.7 million reported in the third quarter of 2008. The decrease in net income was primarily due to inventory losses and the expensing of unabsorbed fixed manufacturing costs resulting from sharp reductions in product prices, which were led by falling raw material costs and lower sales volumes due to weakened demand and customer destocking.

For the year ended December 31, 2008 net loss was $29.5 million, or $0.45 per diluted share, compared to net income of $114.7 million, or $1.76 per diluted share, for the year ended December 31, 2007. Net sales increased $500.2 million, or 15.7%, to $3,692.4 million for the year ended December 31, 2008 from the $3,192.2 million reported for the year ended December 31, 2007. Loss from operations was $29.5 million for the year ended December 31, 2008 as compared to income from operations of $174.7 million for the year ended December 31, 2007. The increase in net sales was primarily due to higher sales prices for all of the major olefins and vinyls products, partially offset by lower sales volumes for polyethylene and PVC pipe. The significant increase in product prices in the first nine months of 2008 was reversed in the fourth quarter as prices fell in response to lower demand and the sharp drop in feedstock costs. The 2008 net loss is the result of the $109.6 million net loss in the fourth quarter of 2008. In addition to the sharp drop in prices in the fourth quarter of 2008, operating rates and production volumes were lower as a result of weakened demand. Other items that negatively impacted 2008 results were outages caused by Hurricanes Gustav and Ike, higher raw material, natural gas and electricity costs, lower PVC pipe sales volumes and margins, and a trading loss of $9.4 million in 2008 compared to a trading loss of $1.0 million in 2007. The Olefins segment benefited from high operating rates through the first half of 2008, largely due to balanced industry supply and demand fundamentals. The Olefins segment began experiencing reduced product demand in the third quarter of 2008 as customers began to anticipate lower product prices due to a weakening global economy and falling energy costs. The Vinyls segment results in 2008 were relatively flat compared to 2007 as lower margins and volumes for downstream products, primarily due to the weak construction market, were mostly offset by higher caustic margins.

EBITDA (earnings or loss before interest expense, income taxes, depreciation and amortization) for the fourth quarter of 2008 decreased from a positive EBITDA of $47.8 million in the fourth quarter of 2007 to negative EBITDA of $135.8 million in the fourth quarter of 2008. EBITDA for the fourth quarter of 2008 decreased from the $78.2 million of positive EBITDA in the third quarter of 2008. A reconciliation of EBITDA to reported net (loss) income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Cash flows from operating activities generated cash of $109.5 million in the fourth quarter of 2008 as working capital (excluding cash) fell by $196.9 million during the fourth quarter of 2008. Capital additions for the quarter were $45.4 million. Cash flows from operating activities generated cash of $186.1 million for the year ended December 31, 2008 and capital additions for 2008 were $172.6 million. At December 31, 2008, the Company had $224.6 million in cash balances, including $90.2 million of cash and cash equivalents and $134.4 million of restricted cash. The restricted cash is held by a trustee until such time as the Company requests reimbursement for qualifying amounts spent for facilities in Louisiana. At December 31, 2008 the Company’s long-term debt was $510.3 million with no maturities until 2016.

Albert Chao, President and Chief Executive Officer, said, “The disappointing operating loss we reported in the fourth quarter of 2008 was primarily due to the impact on our inventories caused by the unprecedented drop in feedstock and product prices, which resulted in significant inventory losses, lower customer demand and the resulting reduction in operating rates. Feedstock and product prices declined as a result of the continued deterioration in the U.S. and global economies, which began in the third quarter, resulting in significant customer inventory destocking in the fourth quarter. In spite of the losses in the fourth quarter, we continued to deliver positive cash flows. We had over $200 million in total cash balances and no outstanding borrowings under our $400 million revolving credit facility. We intend to rigorously guard our position and flexibility, while preserving our competitive advantages to assure that the company is well situated for the eventual improvements in global markets.”

OLEFINS SEGMENT

Loss from operations for the Olefins segment was $136.3 million in the fourth quarter of 2008 as compared to income from operations of $25.6 million reported in the fourth quarter of 2007. The fourth quarter of 2008 gross profit was negatively impacted by approximately $105.0 million due to the inventory losses and the expensing of unabsorbed fixed manufacturing costs related to the drop in operating rates. As a result of the FIFO method of inventory accounting and the unprecedented drop in feedstock costs and product prices, very high feedstock costs were recorded in cost of sales in the fourth quarter of 2008, while product prices were based on lower market sales prices resulting in the inventory losses and negative margins. Sales volumes fell as customers destocked inventories based on anticipation of lower prices and also due to weakened global demand. Due to the general weakened demand for ethylene derivative products, Westlake idled one of its ethylene units in Lake Charles, Louisiana in December 2008 and accelerated a regularly scheduled major maintenance turnaround for the unit. The unit is expected to resume operations in the first quarter of 2009. Trading activity resulted in a loss of $1.6 million in the fourth quarter of 2008 compared to a $7.4 million loss in the fourth quarter of 2007.

Fourth quarter 2008 loss from operations for the Olefins segment of $136.3 million compared to $18.2 million of income from operations reported in the third quarter of 2008. This decrease was primarily due to the inventory losses and the expensing of unabsorbed fixed manufacturing costs resulting from sharp reductions in product prices and reductions in sales volumes and operating rates in the fourth quarter of 2008. The third quarter of 2008 was adversely impacted by the outages caused by Hurricanes Gustav and Ike. Polyethylene sales volumes were negatively impacted by the hurricane activity.

Loss from operations for the Olefins segment was $40.1 million for the year ended December 31, 2008 as compared to income from operations of $152.6 million for the year ended December 31, 2007. This decrease was primarily due to the loss from operations of $136.3 million in the fourth quarter of 2008 during which lower production, weakened product demand and a sharp drop in industry pricing resulted in negative margins. Other contributing factors for the full year 2008 included a significant increase in feedstock, natural gas and electricity costs in the first nine months of 2008, the outages caused by Hurricanes Gustav and Ike, lower sales volumes for polyethylene and a trading loss of $9.4 million in 2008 as compared to a trading loss of $1.0 million in 2007. In addition, these decreases in operating income were only partially offset by higher average sales prices in 2008. Results for 2007 were negatively impacted by a major turnaround and an unscheduled outage at one of the Lake Charles ethylene units.

VINYLS SEGMENT

Loss from operations for the Vinyls segment was $27.9 million for the fourth quarter of 2008 compared to a $4.0 million loss from operations reported in the fourth quarter of 2007. The fourth quarter of 2008 gross profit was negatively impacted by approximately $63.0 million due to the inventory losses from the drop in product prices and the expensing of unabsorbed fixed manufacturing costs resulting from the drop in operating rates. PVC resin and pipe prices were reduced largely as a result of sharply falling raw material costs, and sales volumes declined as customers anticipated lower prices and demand weakened. Construction activity in the United States continued to slow in the fourth quarter of 2008, as the challenging economic conditions continued, and seasonal slowdowns decreased activity even further. Except for the Company’s chlor-alkali plant, most of the Company’s vinyls facilities significantly reduced operating rates during the fourth quarter of 2008 to manage inventories. Caustic supplies remained tight largely as a result of reduced demand for PVC which, in turn, reduced the demand for chlorine. While caustic prices and sales volume declined slightly during the fourth quarter of 2008, caustic margins remained high.

Loss from operations in the fourth quarter of 2008 for the Vinyls segment was $27.9 million compared to the $30.5 million income from operations reported in the third quarter of 2008. The loss in the fourth quarter of 2008 was due primarily to the inventory losses and the expensing of unabsorbed manufacturing costs caused by the sharp reduction in product prices, sales volumes and operating rates. The third quarter of 2008 income from operations benefited from increased prices for caustic, PVC resin and PVC pipe, which were partially offset by lower sales volumes for PVC resin and pipe.

Income from operations for the Vinyls segment decreased by $12.1 million to $17.9 million for the year ended December 31, 2008 from $30.0 million for the year ended December 31, 2007. This decrease was primarily due to the weakness in the construction market, which continues to negatively affect demand, operating rates and product pricing in the vinyls downstream businesses. In addition, the closure of the Pawling, New York facility in the first quarter of 2008 and the idling of the Van Buren, Arkansas PVC pipe plant in the fourth quarter of 2008 negatively impacted income from operations as severance, asset impairments and other related costs totaled approximately $3.9 million in 2008. Partially offsetting these decreases were higher margins for caustic. Results for 2007 were negatively impacted by $6.7 million due to a legal settlement.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; uncertainties associated with the United States and worldwide economies, including those due to the global economic slowdown and the credit crisis; governmental regulatory actions and political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC in February 2008.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as "GAAP." For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s fourth quarter results will be held Wednesday, February 18, 2009 at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (866) 383-8119, or (617) 597-5344 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 74585131.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EST on Wednesday, February 25, 2009. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 21627930.

The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=2083826 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company's range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company's Web site at www.westlake.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In thousands of dollars, except per share data)
Net sales	$597,108	$850,552	$3,692,353	$3,192,178
Cost of sales	732,691	807,532	3,622,985	2,920,778

Gross (loss) profit	(135,583)	43,020	69,368	271,400

Selling, general and administrative expenses	30,180	22,999	98,908	96,679

(Loss) income from operations	(165,763)	20,021	(29,540)	174,721

Interest expense	(8,049)	(5,642)	(33,957)	(18,422)
Other (expense) income, net	(399)	1,654	5,475	2,658

(Loss) income before income taxes	(174,211)	16,033	(58,022)	158,957

(Benefit from) provision for income taxes	(64,644)	(2,793)	(28,479)	44,228

Net (loss) income	$(109,567)	$18,826	$(29,543)	$114,729

Basic and diluted (loss) earnings per share	$(1.68)	$0.29	$(0.45)	$1.76

Weighted average shares outstanding
Basic	65,293,857	65,257,622	65,273,485	65,234,828

Diluted	65,340,614	65,322,266	65,316,981	65,324,326

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2008	December 31, 2007
	(In thousands of dollars)
ASSETS
Current Assets
Cash and cash equivalents	$90,239	$24,914
Accounts receivable, net	347,323	507,463
Inventories, net	327,967	527,871
Other current assets	33,460	31,937

Total current assets	798,989	1,092,185
Property, plant and equipment, net	1,197,452	1,126,212
Restricted cash	134,432	199,450
Other assets, net	156,116	151,488

Total assets	$2,286,989	$2,569,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$212,288	$441,262
Long-term debt	510,319	511,414
Other liabilities	325,322	329,989

Total liabilities	1,047,929	1,282,665

Stockholders’ equity	1,239,060	1,286,670

Total liabilities and stockholders’ equity	$2,286,989	$2,569,335

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2008	2007
	(In thousands of dollars)
Cash flows from operating activities
Net (loss) income	$(29,543)	$114,729
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	111,926	103,514
Deferred income taxes	(13,879)	5,286
Other balance sheet changes	117,585	(161,363)

Net cash provided by operating activities	186,089	62,166

Cash flows from investing activities
Additions to property, plant and equipment	(172,561)	(135,725)
Addition to equity investment	—	(308)
Settlement of acquisition purchase price	—	8,043
Proceeds from disposition of assets	808	190
Settlements of derivative instruments	(199)	2,995

Net cash used for investing activities	(171,952)	(124,805)

Cash flows from financing activities
Proceeds from exercise of stock options	208	328
Dividends paid	(13,456)	(11,778)
Proceeds from borrowings	851,635	326,584
Repayments of borrowings	(852,812)	(325,407)
Utilization of restricted cash	68,248	48,124
Capitalized debt issuance costs	(2,635)	(2,944)

Net cash provided by financing activities	51,188	34,907

Net increase (decrease) in cash and cash equivalents	65,325	(27,732)
Cash and cash equivalents at beginning of year	24,914	52,646

Cash and cash equivalents at end of year	$90,239	$24,914

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In thousands of dollars)
Net Sales to External Customers
Olefins	$396,078	$605,569	$2,547,924	$2,175,053
Vinyls	201,030	244,983	1,144,429	1,017,125

	$597,108	$850,552	$3,692,353	$3,192,178

Income (Loss) from Operations
Olefins	$(136,291)	$25,596	$(40,145)	$152,563
Vinyls	(27,875)	(4,038)	17,877	29,991
Corporate and Other	(1,597)	(1,537)	(7,272)	(7,833)

	$(165,763)	$20,021	$(29,540)	$174,721

Depreciation and Amortization
Olefins	$21,714	$17,014	$78,227	$67,948
Vinyls	8,633	9,038	33,501	35,419
Corporate and Other	52	37	198	147

	$30,399	$26,089	$111,926	$103,514

Other Income (Expense), net
Olefins	$(59)	$(16)	$8	$155
Vinyls	(68)	212	162	234
Corporate and Other	(272)	1,458	5,305	2,269

	$(399)	$1,654	$5,475	$2,658

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET (LOSS) INCOME AND TO CASH FLOW FROM

OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Year Ended December 31,
	2008	2008	2007	2008	2007
	(In thousands of dollars)
EBITDA	$78,204	$(135,763)	$47,764	$87,861	$280,893
Less:
(Benefit from) provision for income taxes	14,598	(64,644)	(2,793)	(28,479)	44,228
Interest expense	8,093	8,049	5,642	33,957	18,422
Depreciation and amortization	28,149	30,399	26,089	111,926	103,514

Net (loss) income	27,364	(109,567)	18,826	(29,543)	114,729
Changes in operating assets and liabilities	63,261	236,045	(40,950)	229,511	(57,849)
Deferred income taxes	(5,992)	(16,975)	(10,711)	(13,879)	5,286

Cash flow from operating activities	$84,633	$109,503	$(32,835)	$186,089	$62,166

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2008 vs. Fourth Quarter 2007		Fourth Quarter 2008 vs. Third Quarter 2008
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-18.1%	-16.5%	-32.8%	-12.6%
Vinyls	+7.7%	-25.6%	-8.2%	-34.2%
Company	-10.7%	-19.1%	-24.8%	-19.6%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 2007	March 2008	June 2008	September 2008	December 2008
Ethane (cents/lb)	35.2	34.1	35.4	36.7	14.1
Propane (cents/lb)	35.7	34.8	40.2	39.8	18.9
Ethylene (cents/lb) (2)	60.2	60.5	65.7	68.0	39.2
Polyethylene (cents/lb) (3)	86.3	88.0	94.7	103.7	71.3
Styrene (cents/lb) (4)	68.8	72.5	78.8	85.7	55.6
Caustic ($/ short ton) (5)	383.3	453.3	540.0	786.7	970.0
Chlorine ($/ short ton) (6)	322.5	300.0	275.0	265.0	236.7
PVC (cents/lb) (7)	66.7	54.3	58.7	64.0	51.0

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North America contract prices of ethylene over the period as reported by CMAI.
(3)	Represents average North America contract prices of polyethylene low density film over the period as reported by CMAI.
(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.
(5)	Represents average North America average acquisition prices of caustic soda over the period as reported by CMAI.
(6)	Represents average North America contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North America contract prices of PVC over the period as reported by CMAI.